Exhibit 10.3

MANAGEMENT AGREEMENT

between

[LESSEE ENTITY]

Lessee

and

WATERFORD HOTEL GROUP, INC.
Manager

Dated as of _____________, 2005

Property:______________

i

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is dated as of ____________, 2005 (the “Effective Date”), by and between [Lessee Entity] (“Lessee”) which is the lessee of the parcels of real estate that are the subject of this Agreement and Waterford Hotel Group, Inc., a corporation existing under the laws of the State of Connecticut (“Manager”).

RECITALS

A.  Lessee leases from ____________________ (“Owner”) the property commonly known as _______________ (the “Property”) pursuant to a Lease Agreement (“Lease”) between Lessee and Owner, dated as of the date hereof;

B.  Lessee desires to engage Manager to manage and operate the Property and, by so doing, obtain the benefit of Manager’s expertise in management and operation of the Property.

C.  Manager is willing to furnish such services, all subject to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1           Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below.

“ADA” means The Americans with Disabilities Act of 1990, as amended.

“Affiliate” means, as to any entity, each other entity that directly, or indirectly through one or more intermediaries, owns or Controls, is Controlled by or under common Control with, such entity or is a director, officer, manager, member, or partner of such entity.

“Agreement” has the meaning set forth in the preamble hereto.

“Annual Business Plan” means with respect to each Fiscal Year, the business plan of the Property for such Fiscal Year, including the sales and marketing plan, estimated budget of operations, and estimated budget of capital expenditures for the Property, which Plan shall be subject to review and approval by Lessee as more fully set forth in Section 3.4.

“Annual Financial Statements” has the meaning set forth in Section 3.3.3.

“Base Fee” means the basic management fee payable to Manager under Section 4.1.

“Capital Transaction” means a transaction pursuant to which (i) the Owner finances or refinances the Property or any portion thereof, except for acquisition financing, (ii) all or any portion of the Property is sold, condemned, exchanged or otherwise disposed of, (iii) insurance proceeds or other damages in respect of the Property are recovered by the Owner, or (iv) any other transaction that, in accordance with generally accepted accounting principles, is considered capital in nature.

“Control(led)(ling)” means, the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Debt Amortization” means all payments of principal relating to mortgages, term loans, lines of credit, capital leases and other indebtedness.

“Employees” means all of the employees hired for the operation, management and maintenance of the Property during the Term, including the Executive Staff and all other employees temporarily or permanently assigned to a position at the Property.

“Executive Staff” means the General Manager for the Property and, if applicable, the Director of Sales and Marketing and the Controller for the Property.

“Fiscal Year” means the fiscal year of the Property established by Lessee, which is a period of twelve consecutive months ending on December 31 of each year; provided, however, that with respect to any partial Fiscal Year period occurring at the beginning or the end of the Term, the term “Fiscal Year” shall be deemed to mean only that portion of such Fiscal Year that is included within the Term.

“Force Majeure” means any event which results in delay or failure of performance beyond such party's reasonable control and which could not be prevented by its exercise of reasonable diligence, including strike (except a strike by the Employees), an act of God or the public enemy, expropriation or confiscation of facilities, compliance with any order or decree of any governmental authority, an unforeseen change in laws, regulations or orders, acts of declared or undeclared war, the presence or use of any weapon of war employing atomic fission or radioactive, biological, or chemical forces (whether in time of peace or war), public disorder, rebellion or sabotage, revolution, epidemic, riot or explosion.

“Franchise” means the franchise arrangement pursuant to which the Property is branded, including the franchise agreement and other documents evidencing such arrangement. On the date hereof, the Property is operated under a Franchise with the brand identified on Exhibit A.

“Franchise Agreement” shall mean all the documents which evidence the Franchise.

“Furniture, Fixtures, and Equipment” or “FF&E” means:

(i)          Operating Equipment;
(ii)         furniture, fixtures, and specialized hotel equipment for guest rooms and common/public areas (which term shall include without limitation all equipment necessary for the operation of kitchens, laundries, dry cleaning facilities, bars, recreation, health club and spa facilities, special lighting, and other equipment excluding permanent fixtures);

(iii)        office furniture and equipment; and
(iv)       such other furniture, furnishings and equipment as are requisite for the operation of the Property and its facilities.

“General Manager” means the general manager for the Property assigned by Manager, who shall be the senior supervisor of all Employees at the Property level.

“Gross Revenues” means, all revenues and receipts of every kind derived from the operation of the Property and all departments and parts thereof, including receipts (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from the rental of guest rooms, meeting rooms, stores, offices, exhibit or sales space of any kind, parking charges, license and concession fees and rentals (but not including the gross receipts of any licensees, lessees and concessionaires), booking fees, telephone and television viewing charges, food and beverage sales, wholesale and retail sales, proceeds, if any, from business interruption or other loss of income insurance; provided, however, Gross Revenues shall not included gratuities to Property employees or federal, state and municipal excise, sales and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any goods or services.

“Hazardous Material” means asbestos, asbestos-containing material, petroleum, petroleum products, waste material, waste oil, halogenated and non-halogenated solvents, PCBs, regulated chemicals and substances, and all other materials that are classified as hazardous or dangerous, toxic, a pollutant, a contaminant, or are otherwise regulated under any Laws.

“Incentive Fee” means any incentive management fee payable to Manager under Section 4.1.

“Initial Allocated Price” means, with respect to the Property, the initial allocated price for such Property as set forth on Exhibit 1.8 of the Membership Interests Contribution Agreement, dated as of June __, 2005, by and among Mystic Hotel Investors, LLC and Waterford Hospitality Group, LLC, and Hersha Hospitality Limited Partnership.

“Laws” means all applicable laws, rules, regulations, requirements, orders, judgments, notices, determinations, and ordinances of any federal, state, county, municipal, judicial or other authority having jurisdiction over the Property, now or hereafter in force, including any alcoholic beverage control board, liquor commission, health inspector, public safety agency, and insurance board or company covering any of the risks against which Lessee or Manager are insured as required by this Agreement.

“Lessee” shall have the meaning set forth in the preamble hereof.

“Lessee Member Equity” means an amount equal to the initial equity contributed to the Lessee by each member thereof plus any additional equity contributed to the Lessee by its members thereafter.

“Licenses” means all licenses, permits, franchises, and other necessary approvals and authorizations for the development, operation, maintenance and repair of the Property or otherwise (together with any bonds or other surety requirements related thereto), including those relating to occupancy, construction, repair, maintenance, room rentals, sale or serving of food or alcoholic beverages, sanitation, health, or identification or directional signage.

“Management Fees” means the fees payable to Manager for services provided under this Agreement, including any Base Fee and Incentive Fee, together with any sales or similar tax payable thereon.

“Manager” means the entity identified as such in the preamble, its successors and assigns; and for purposes of all rights of indemnity, insurance coverage and disclaimer of liability, the Affiliates of Manager and the agents, employees, officers, directors, shareholders, managers, members, and partners of Manager, its Affiliates or any of such successors and assigns.

“Minimum Balance” means a cash amount equal to “Working Capital”, as that term is defined in Lessee’s Limited Liability Company Agreement, dated ___________, 2005, a copy of which Manager has reviewed, which amount shall be deposited and maintained by Lessee in the Property Accounts as set forth in Section 2.2.

“Mystic” shall mean Mystic Partners, LLC.

“Mystic Member Equity” shall mean an amount equal to the initial equity contributed to Mystic by each member thereof plus any additional equity contributed to Mystic by its members thereafter.

“Net Distributable Funds” has the meaning set forth in Section 4.1.2.

“Net Operating Income” means, for any period, Operating Revenues less (i) Operating Expenses, less (ii) real property and personal property taxes and other taxes other than payroll taxes, less (iii) insurance premiums and deductibles, less (iv) leases or purchase money financing of FF&E or of real property and improvements, less (v) Base Fees and fees payable to the asset manager, less (vi) Lessee-related expenses, and less (vii) additions to any operating and replacement reserves, in the amount of for Stabilized Assets: 4% of Gross Revenue, until the second anniversary of the date hereof, and 5% of Gross Revenue thereafter,

for the Hartford Hilton: 3% of Gross Revenue, until the second anniversary of the date hereof, thereafter 4% of Gross Revenue until the fourth anniversary of the date hereof, and 5% of Gross Revenue thereafter, for the Hartford Marriott (if applicable): $0 until the first anniversary of the date hereof, thereafter 3% of Gross Revenue until the fifth anniversary of the date hereof, and 4% of Gross Revenue thereafter, or such higher amount as may be required pursuant to the franchise agreement or loan with respect to the applicable hotel.

“Operating Budget” has the meaning set forth in Section 3.4.1.

“Operating Equipment” means all necessary chinaware, glassware, linens, silverware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the Franchise.

“Operating Expenses” means, for any period, the current obligations of the Owner for such period, determined in accordance with sound accounting principles approved by the Owner and applicable to commercial real estate, consistently applied, for operating expenses of the Property. Operating Expenses shall not include any non-cash expenses such as depreciation or amortization.

“Operating Revenues” means, for any period, the gross revenues of the Owner arising from the ownership and leasing of the Property during such period, including proceeds of any business interruption insurance, but specifically excluding the proceeds of Capital Transactions and capital contributions made by members.

“Operating Supplies” means the inventories of paper supplies, office supplies, cleaning materials, food and beverage and similar consumable items for the Property.

“Owner” has the meaning set forth in the recitals hereto.

“Property” has the meaning set forth in the recitals hereto.

“Property Accounts” has the meaning set forth in Section 3.5.1.

“REIT” means Hersha Hospitality Trust.

“Replacement Reserve” means (i) [for Stabilized Assets, 4% of Gross Revenues, until the second anniversary of the date hereof, and 5% of Gross Revenues thereafter, for the Hartford Hilton, 3% of Gross Revenues, until the second anniversary of the date hereof, thereafter 4% of Gross Revenues until the fourth anniversary of the Date hereof, and 5% of Gross Revenues thereafter and for the Hartford Marriott: $0 until the first anniversary of the Date hereof, thereafter 3% of Gross Revenues until the fifth anniversary of the Date hereof, and 4% of Gross Revenues thereafter] or (ii) such higher amount as may be required pursuant to the franchise agreement or loan with respect to the Property.

“STR RevPar” means the revenue per available room index with respect to the Property at any given time as provided in the Smith Travel Research Report with respect to such Property.

“Term” means the term of this Agreement, and any extensions thereof as set forth in Section 8.1.

“Twelve Percent Return” means, an amount that accrues on the average daily balance of the Lessee Member Equity and Mystic Member Equity, respectively, at a per annum rate of twelve percent (12%). The Twelve Percent Return shall accrue on the Lessee Member Equity and the Mystic Member Equity, respectively, from the date such equity is contributed until the date the Twelve Percent Return is paid. The Twelve Percent Return shall not be compounded.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry, as recommended and adopted by the Hotel Association of New York City, Inc., and adopted by the American Hotel & Lodging Association (9th revised edition) or such revised editions as adopted or modified from time to time.

1.2           Accounting Terms. Accounting terms used in this Agreement but not defined in this Article shall have the meanings provided in the Uniform System. Any term used that is not defined in the Uniform System shall have the meaning given it under generally accepted accounting principles.

1.3           Rules of Interpretation. A reference to any agreement, budget, document or schedule shall include such agreement, budget, document or schedule as revised, amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement. The singular includes the plural and the plural includes the singular. The words “include”, “includes” and “including” are not limiting. Reference to a particular “Section” or “Articles” refers to that section or articles of this Agreement unless otherwise indicated. The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

2.	APPOINTMENT OF MANAGER

2.1           Appointment. Lessee hereby appoints and employs Manager as its exclusive agent to manage and operate the Property for the Term. Manager accepts such appointment and agrees to manage and operate the Property during the Term in accordance with the terms and conditions of this Agreement.

2.2           Working Capital. Lessee shall make working capital available to Manager for managing and operating the Property and, upon the execution hereof, shall deposit cash equal to the Minimum Balance into the Property Accounts. Thereafter, Lessee shall maintain in the Property Accounts at all times working capital equal to the Minimum Balance and, as and when needed, shall promptly increase the amount of working capital as necessary to pay Operating Expenses to the extent Gross Revenues are insufficient. Lessee shall remit to Manager all amounts requested by Manager to maintain sufficient working capital to meet all anticipated Operating Expenses or other agreed-upon expenditures as provided in the Operating Budget, within five days of Manager’s request therefor. Notwithstanding anything in this Agreement to the contrary, Manager shall not have any liability for any loss, liability, penalties, or damages incurred by the Property or Lessee that result from Lessee’s failure to provide sufficient funds to pay Operating Expenses within five (5) business days after Manager’s written request therefor.

2.3           Authority. Except as otherwise provided in this Agreement, and subject to the Annual Business Plan, Manager shall have full power and authority to manage and operate the Property and to determine all programs and policies with respect thereto to the extent such are consistent with the terms of the Franchise Agreements. Manager shall maintain, manage, and operate the Property in a manner consistent with the Franchise Agreements and properties of a comparable class and condition having similar facilities in comparable markets. Manager shall have exclusive discretion and control in all matters relating to the management, operation, supervision, and maintenance of the Property, consistent with the Annual Business Plan, and may take any action reasonably necessary to fulfill its responsibilities under this Agreement; provided, however, Manager shall consult with Lessee prior to implementing any material changes in policies and procedures relating to the Property. In case of emergencies which shall threaten continued operations or which may result in the immediate suspension of operations of the Property, or shall expose Lessee or Manager to criminal liability, or any other emergency which in Manager’s judgment will be deemed to be of a serious nature, then in such event Manager shall take such stop-gap measures and actions as it may in good faith deem necessary to temporarily alleviate the emergency condition, which measures and actions shall be at Lessee's expense. Manager shall give prompt notification of any such emergency to Lessee and, if possible, shall provide such notice to Owner in advance of taking such stop-gap measures or actions.

2.4           Ownership and Possession of Property. At the commencement of the Term, Lessee shall deliver to Manager the Property and its operations and, subject to the terms hereof, shall not interfere in any way with the day-to-day management of the Property by Manager. Lessee agrees that it shall keep leasehold title to the Property during the Term, except as otherwise provided under Section 8.3.1.

2.5           Licenses. Lessee shall procure with the assistance of Manager all Licenses necessary to enable Manager to operate the Property in compliance with all applicable Laws and in a manner consistent with other hotels of comparable size, class, and standing.

2.6           Compliance with Law and Agreements. Lessee and Manager shall use their good faith efforts to comply with all Laws applicable to the Property or the manner of its operation. Lessee further agrees to pay, keep, observe, and perform all payments, terms, covenants, conditions, and obligations under any lease, franchise, concession, mortgage, deed of trust, security agreement, covenant, condition, or restriction that affects the Property.

2.7           Franchise Affiliation. Lessee shall perform all of Lessee’s obligations under the terms of all agreements related to the Franchise, and Manager shall operate the Property in compliance with the regulations of the Franchise subject to Lessee’s funding such Operating Expenses required therefor as provided in Section 2.2. Lessee shall furnish Manager with true and complete copies of all agreements, manuals and other documents governing or related to the Franchise.

2.8           Employer Status. All Employees shall be employees of Lessee, and all compensation and benefits of such employees shall be paid by Manager on behalf of Lessee, and the amount of such payments shall immediately be reimbursed to Manager by Lessee in accordance with Sections 3.5 and 2.2. Accordingly, Manager may establish appropriate payroll accounts covering all Employees and may make arrangements such that Manager can draw on the Property Accounts to transfer funds to such payroll accounts immediately upon its payment of such compensation to the Employees.

3.	MANAGEMENT AND OPERATION SERVICES.

3.1           Management and Operation Services. In its capacity as agent and manager on behalf of Lessee, Manager shall supervise, manage, and operate the Property in accordance with the Franchise Agreements and in the same manner as is customary and usual in the operation of comparable facilities and shall provide such services as are customarily provided by operators of hotels of comparable size, class, condition and standing consistent with the Property’s facilities, all in accordance with the procedures, practices, management techniques, and other rules of operation used by Manager in operating similar properties, subject to (i) the terms of the Annual Business Plan, (ii) the Lessee’s funding or other performance of its obligations in accordance with the terms thereof, (iii) any deficiencies in the physical and operating condition of the Property which make it impossible or impractical to comply with such obligations, (iv) the ability of Lessee or Manager to obtain all Licenses which would enable Manager to comply with such obligations, and (v) the occurrence of a Force Majeure. Manager shall be entitled to use and rely on its reasonable business judgment in making all decisions necessary for the performance of its obligations under this Agreement. The services to be provided by Manager shall include:

3.1.1         Development, in conjunction with the Annual Business Plan, of a marketing plan for the Property. Manager shall make all necessary arrangements for execution of such plan and negotiate and contract with appropriate advertising agencies on Lessee’s behalf;

3.1.2         Selection, employment (on Lessee’s behalf, as its agent), promotion, termination where appropriate, supervision, direction, and training (including seminars and meetings sponsored by Manager or others in and out of town) of all such Employees as may be required to manage and operate the Property to such standards as are expected of properties of comparable size, class, condition, and standing. Subject to any applicable employment agreement or collective bargaining agreement, the determination of compensation for all Employees shall be the sole duty and responsibility of Manager, but such compensation shall be appropriate for the region, shall be comparable to salaries or wages paid to employees of similar facilities for similar work, and shall be subject to the Lessee’s approval in the Annual Business Plan; provided, however that prior to hiring any Executive Staff, Manager will deliver the resume of such proposed Executive Staff candidate to Lessee. Lessee shall have a period not to exceed ten (10) days after its receipt of such resume to interview such Executive Staff candidate and Manager shall consider Lessee’s views in Manager’s decision as to hiring any such Executive Staff candidate but shall not be required to follow Lessee’s views as to the hiring of any such Executive Staff candidate. Lessee shall not interfere with or give orders or instructions to Employees;

3.1.3         Manager shall, from time to time, develop and implement employment policies, procedures and programs for the Property (collectively, the “Employment Policies”) reasonably designed to effect compliance with all applicable civil rights, discrimination, retirement, employment and labor laws, rules and regulations. The Employment Policies shall be consistent with industry standards for reputable hotel management companies;

3.1.4         Providing Employees with Manager’s benefit package and incentive plan (to the eligible Employees) in effect from time to time;

3.1.5         Maintenance of the Property in good repair and condition, ordinary wear and tear excepted, subject to and in accordance with the Annual Business Plan and the Franchise Agreements or as otherwise approved by Lessee, except where an emergency exists requiring prompt action for the protection or safety of the Property or its occupants or as required by Laws in which case Manager shall give prompt notice to Lessee and may immediately make any necessary repairs, following which a written report shall be made to Lessee;

3.1.6         Installation of Manager’s accounting and operating systems, including the maintenance of required books and records and internal accounting and operating controls during the Term, but excluding any reconciliation, updating, and auditing of existing accounting and operating systems that may be required to bring the existing books and records of the Property current and excluding any certification. During the Term, Manager shall maintain the records and books of account for the Property in accordance with the Uniform System;

3.1.7         Obtaining, granting and administering such subleases, vending concessions, and privileges in the name of the Lessee (which may include a gift shop, newsstand, and parking facilities) as are reasonably necessary or desirable in connection with the operation of the Property; provided, however, that all such subleases not subject to termination within 90 days shall be subject to Lessee’s prior written approval;

3.1.8         Negotiation and execution on behalf of Lessee of service contracts and other contracts reasonably necessary or desirable in connection with the operation or maintenance of the Property in the usual course of business; provided, however, that Manager shall not execute any contract that binds Lessee to pay in excess of $10,000 over the term of such contract except as approved by Lessee in Annual Business Plan or otherwise unless such contract provides for its termination without cause on notice of 30 days or less;

3.1.9         Procuring all Operating Supplies and all other materials and supplies in the name of, on the account of, and at the expense of Lessee; and

3.1.10        Making or installing or causing to be made or installed, at Lessee’s expense and in the name of Lessee, all necessary and proper repairs, decoration, revisions, alterations, rebuildings, replacements, additions and improvements in and to the Property, its buildings and other improvements, and its furnishings and equipment in accordance with comparable facilities. Prior to Manager’s entering into any contract on Lessee’s behalf for the performance of work or the purchase of items with respect to the Property, the cost of which would exceed $25,000 and would be classified as a capital expenditure under the Uniform System, Manager shall notify Lessee in writing thereof and state whether the price of any such work or purchase is competitive with the price of similar work or purchase in the market in which the Property is located provided, however, that this provision shall only apply with respect to such contracts, the costs associated with which are not included in the current approved Operating Budget.

3.2           Accounts and Records. All books, accounts, and records maintained for the operation of the Property shall be available on reasonable notice during regular office hours for inspection and audit by Lessee or its representatives at the location where such records are maintained by Manager. All of such books, accounts and records including guest records and front office records shall be the property of Lessee. Upon termination of this Agreement, Manager shall deliver to Lessee all books and records of the Property in its possession, except for records maintained electronically, electronic or written reports from which shall be supplied to Lessee. Property records retained by Lessee or Manager after termination shall be made available for inspection or copying by the other party on reasonable notice and at mutually convenient times for one (1) year after termination of this Agreement. Manager may retain copies of any books and records for its own record-keeping purposes.

3.3           Financial Statements. Manager and Lessee agree as follows with respect to financial statements and reports:

3.3.1         All Financial Statements shall be prepared in accordance with the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Manager’s standard financial reporting and budgeting practices which reporting and budgeting practices shall be consistent with those used in the hospitality industry for hotels of similar size and type to the Property. The Financial Statements shall be prepared based upon the books and records. Any disputes as to the contents of any Financial Statement or any accounting matter hereunder shall be determined by an independent certified public accountant to be agreed upon by both parties, whose decision shall be final and conclusive as to both Manager and Lessee. The cost of any audit, review or compilation shall be an Operating Expense. Lessee acknowledges that it has the responsibility to review for accuracy any financial information furnished by Manager and used in any tax return or filing of Lessee or its equity Lessees. Manager shall cooperate with Lessee’s auditors to the extent reasonably requested. A copy of the audit report shall be furnished to Manager;

On or before the 20th day following the end of each month, Manager shall mail or deliver to Lessee financial statements covering the operations of the Property for the entire preceding month, which statements shall consist of: (i) a balance sheet; (ii) an income and expense statement by department showing results of the Property’s operation for the preceding calendar month and Fiscal Year and comparing the current calendar month and Fiscal Year-to-date performance with the Annual Business Plan and previous year performance (if available); (iii) Gross Revenues, Net Operating Income, and any applications and/or distributions thereof; and (iv) calculations and payments of Management Fees; and (v) such other reports as Lessee may reasonably request.

On or before the 30th day following the end of each month, Manager shall mail or deliver to Lessee financial statements covering the operations of the property for the entire preceding month, which statements shall consist of (i) a source and use of funds statement and (ii) a forecasted cash flow statement for the next 90 days and year which identify and explain working capital requirements during such period in excess of $150,000.

On or before the 20th day following the end of each quarter, Manager shall mail or deliver to Lessee financial statements covering the operations of the Property for the entire preceding quarter, which statements shall consist of a consolidated income and expense statement for the preceding calendar quarter and Fiscal Year and comparing the current calendar quarter and Fiscal Year-to-date performance with the Annual Business Plan and previous year performance (if available).

3.3.2         In addition, Manager shall make available to Lessee daily statistics on the operation of the Property including month-to-date and prior year variances; and

3.3.3         On or before the 90th day following the end of the Fiscal Year, Manager shall mail or deliver to Lessee unaudited financial statements for the preceding year, which statements shall consist of: (i) a balance sheet; (ii) a cash flow report; (iii) a profit and loss statement; and (iv) a variance report comparing the actual performance of the Property to the Annual Business Plan (the “Annual Financial Statements”).

3.4           Annual Business Plan.

3.4.1        On or before 90 days after the commencement date of this Agreement for the first Fiscal Year and on or prior to November 15 (or 15 days prior to the end of each Fiscal Year in the event that a Fiscal Year does not terminate on December 31 of such year) of each Fiscal Year thereafter, Manager shall submit to Lessee the proposed Annual Business Plan for the Property for the next Fiscal Year. Notwithstanding the foregoing, the Annual Business Plan submitted hereunder shall be submitted to Lessee at such other time as may be required by the Owner upon 90 days prior written notice to Manager notifying Manager of the date on which such Annual Business Plan must be submitted. The Annual Business Plan shall include the marketing plan provided for in Section 3.1.1, an operating budget setting forth in reasonable line-item detail the projected income from and expenses of all aspects of the Operations of the Property (“Operating Budget”) for the next Fiscal Year, including a schedule of the Property room rentals, restaurant and lounge revenue, and miscellaneous income, and a schedule of expected special repairs and maintenance and a capital replacement budget describing proposed capital projects and expenditures for the Property including FF&E expenditures all in reasonable line-item detail. If the commencement date of this Agreement occurs after the end of the second quarter of the Property’s Fiscal Year, Lessee and Manager shall reasonably determine the detail required for a pro forma business plan for the remainder of the current Fiscal Year, which abbreviated business plan also shall be provided to Lessee within 45 days after the commencement date of this Agreement. Operating Budget information shall be presented on a monthly basis and shall include all income from and expenses and operating costs related to the operation of the Property. The Operating Budget shall be prepared in accordance with the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Manager’s standard financial reporting and budgeting practices which reporting and budgeting practices shall be consistent with those used in the hospitality industry for hotels of similar size and type to the Property.

3.4.2         Lessee shall have 30 days from the date of its receipt of the Annual Business Plan submitted by Manager to notify Manager in writing of any objections thereto. If Lessee does not so notify Manager within the 30-day period, then the Annual Business Plan shall be deemed approved by Lessee. If Lessee objects to all or part of any Annual Business Plan proposed by Manager, Lessee shall furnish Manager with the reasons for its objections and Manager and Lessee shall in good faith negotiate a mutually satisfactory Annual Business Plan. Until the Annual Business Plan is approved, Manager shall manage, operate, and maintain the Property in accordance with its reasonable business judgment and consistent to the extent applicable with the most recently approved Annual Business Plan.

3.4.3       Each Annual Business Plan presented for Lessee’s approval and any budgets, reports, or projections prepared by Manager shall be prepared in good faith based on Manager’s experience and reasonable expectations for the Property’s performance. However, Lessee acknowledges that Manager makes no guarantee, warranty, or representation regarding the attainability of the goals or limits set forth in the Annual Business Plan or any budgets, reports, or projections prepared by it or that there will be profits or that there will not be losses from the operation of the Property.

3.5         Disposition of Funds from Property Operations. Funds originating from the Property’s operation or from the Lessee for payment of Operating Expenses shall be received, handled, and disbursed as follows:

3.5.1       All Gross Revenues received in the operation of the Property shall be funds of Lessee and shall be deposited by Manager in one or more accounts (collectively, the “Property Accounts”) at a reputable banking institution or institutions acceptable to Lessee in the name of Manager, as agent of Lessee. Manager and the managing member of Mystic shall be the only parties authorized to withdraw funds from the Property Accounts. Lessee shall grant to Manager the exclusive authority as its agent in order that the withdrawal of funds and handling of the Property Accounts shall be effected exclusively by such individual persons as may be designated from time to time for such purpose by Manager and such individuals shall be bonded or insured in manner reasonably acceptable to Lessee.

3.5.2       Out of such Property Accounts, Manager is authorized to pay all Operating Expenses and to make any other payments (or reimbursements thereof) incurred in connection with the ownership, maintenance, and operation of the Property, including all compensation and benefits of Employees, Management Fees, and all reimbursements or other payments due to Manager under this Agreement;

3.5.3       On the last Business Day of each month, Manager shall cause all amounts in the Property Accounts in excess of the Minimum Balance to be wired electronically to a bank account designated for such purposes by Lessee.

[Add subsection for payment of Asset Manager’s fee where applicable]

3.6         Corporate Employees. No salaries of Manager’s corporate employees (as distinguished from the Executive Staff and all other Employees) shall be paid from the operation of the Property unless and to the extent that such corporate employees are actually engaged in the operation of the Property or filling a permanent or temporary position at the Property. Manager shall be reimbursed for the compensation of such corporate employees in accordance with Sections 3.5 and 2.2. Manager shall also have the right to have such corporate employees performing services hereunder relating to the Property lodged at the Property from time to time free of charge.

3.7         Reimbursement of Expenses. If Manager advances any funds for the payment of expenses in the maintenance or operation of the Property, or in the performance of this Agreement, such amounts shall be reimbursed to Manager from the Property Accounts and, to the extent insufficient funds exist therein, by Lessee within fifteen days of delivery by Manager of an invoice therefor. Lessee understands and agrees that Manager shall have no obligation to advance any of its own funds in connection with the operation of the Property.

4.	MANAGEMENT FEES

4.1           Management Fees.

4.1.1        As compensation for the services rendered by Manager under this Agreement, Lessee shall pay to Manager a sum (the “Base Fee”) equal to three percent (3%) of Gross Revenues for the Property, plus applicable Connecticut taxes and out of pocket expenses of travel to and from the Property by the Manager and staff.

4.1.2        As an incentive fee, Lessee shall also pay to Manager a sum (the “Incentive Fee”) equal to ten percent (10%) of the Net Distributable Funds available to Lessee on an annual basis to Manager on or before 60 days after the end of the Fiscal Year for which such fee is paid, together with a statement itemizing determination of Net Distributable Funds. “Net Distributable Funds” means Net Operating Income less (i) debt service (including principal and interest and other amounts due and payable) payable to lenders in connection with loans to the Owner Entities and (ii) an amount equal to the Twelve Percent Return (the “Member Return”).

4.1.3        Notwithstanding anything to the contrary herein, the calculation of the Member Return shall reflect only amounts from the current Fiscal Year and such amounts shall not be compounded over more than one Fiscal Year.

4.2           Payment and Adjustment of Management Fees.

4.2.1        Base Fees shall be calculated by Manager on a monthly basis based on the month-end financial statements for each month delivered pursuant to Section 3.3.1. Base Fees (plus any sales or similar tax payable thereon) shall be payable monthly to Manager; provided, that an adjustment, if necessary, shall first be made on a cumulative year-to-date basis taking into account the total monthly Base Fees paid to date and the Gross Revenues earned to date. Any amounts due to Lessee shall be credited against the next monthly payment(s) of Base Fees.

4.2.2        Incentive Fees shall be calculated by Manager on an annual basis based on the year-end financial statements for each Fiscal Year. Upon the delivery of such year-end financial statements pursuant to Section 3.3.3, Lessee shall have twenty (20) calendar days to advise Manager of any disagreement with such calculation of the Incentive Fee for such Fiscal Year. Payment of all Incentive Fees (plus any sales or similar tax payable thereon) shall be made as provided in Section 3.5 following the end of each Fiscal Year. At the time of the Fiscal Year-end audit conducted by Lessee or Lessee’s representatives or by other agreement between Lessee and Manager, an adjustment in the Incentive Fee for such Fiscal Year will be made if necessary. Any amounts due to Manager shall be made as provided in Section 3.5 within 30 days after such adjustment. Any amounts due to Lessee shall be credited against the next payment(s) of Management Fees or, upon written notice by Lessee to Manager, refunded to Lessee within 30 days.

4.2.3        At the end of the Term, all accrued Management Fees shall become immediately due and payable. In the case of any partial month, the Base Fee shall be calculated on a prorated basis using the Gross Revenues received for such partial month over the days elapsed in such partial month. The Incentive Fee shall be prorated on the basis of Net Distributable Funds on hand, adjusted to reflect accrued liabilities and receivables, whether or not then billed, and shall be adjusted to reflect the actual Net Distributable Funds not later than 90 days after the end of the Term. Any other Management Fees shall be calculated on a prorated basis based on the days elapsed for the period in question. Payment of all Management Fees, whether during or at the end of the Term, shall be made from the Property Accounts or by Lessee within thirty (30) days of delivery by Manager of an invoice therefor.

5.	INSURANCE

5.1           Coverage Requirements. The following insurance shall be secured and maintained with respect to the Property at all times during the Term:

5.1.1          All risk (now known as “Special Causes of Loss Form”) property insurance, including fire, windstorm, and other risks covered by extended coverage endorsements on the buildings and other improvements at the Property and contents (including FF&E) in an amount equal to the full replacement value thereof with all coinsurance waived or an agreed amount endorsement. Flood and earthquake coverage shall be procured with limits acceptable to Lessee and Manager with all coinsurance waived or an agreed amount endorsement if the Facility is in a federally recognized flood zone or an area of high seismic activity, as applicable. If the Property is located in a flood zone, maximum limits available through NFIP are acceptable;

5.1.2          All risk business interruption insurance, including fire, windstorm, and other risks covered on an actual loss sustained/gross earnings basis of the Property for the entire period of any such business interruption, or not less than 12 months with all coinsurance waived or an agreed amount endorsement and with an extended period of indemnity of at least 180 days. If the Property is located in a flood zone, business interruption insurance (BI) is required with respect to that Property as Lessee may reasonably require;

5.1.3          Insurance against loss from accidental damage to, or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes in an amount equal to the full replacement value of such items with all coinsurance waived or an agreed amount endorsement;

5.1.4          Business interruption insurance against loss from accidental damage to, or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes for full recovery of the net profits for the entire period of any such business interruption;

5.1.5          Comprehensive or Commercial general liability for any claims or losses arising or resulting from the Property, with combined single limits of $1,000,000 per each occurrence and $2,000,000 in the general aggregate for (i) bodily injury, (ii) death, (iii) property damage, (iv) assault and battery, (v) false arrest, detention or imprisonment or malicious prosecution, (vi) libel, slander, defamation or violation of the right of privacy, or (vii) wrongful entry or eviction;

5.1.6          If valet parking will be provided at the Property, garagekeepers liability insurance in a minimum amount of $300,000 for physical damage and $5,000,000 for liability;

5.1.7          Statutory workers’ compensation insurance on all Employees in accordance with the requirements of applicable law;

5.1.8          Employment practices liability insurance in an amount not less that $1,000,000, per occurrence and $1,000,000 in the aggregate;

5.1.9          Insurance against such other insurable risks as any mortgagee of the Property or the franchisor of the Franchise may, from time to time, reasonably require;

5.1.10        Liquor Liability (if applicable) for combined single limits of bodily injury and property damage of not less than $1,000,000 per occurrence;

5.1.11        Business Auto Liability including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 per occurrence;

5.1.12        Umbrella Excess Liability in amounts not less than $25,000,000 in excess of the liability insurance required in subsections 5.1.5, 5.1.7, 5.1.10 and 5.1.11 above. The amount of such coverage shall be increased as Franchisor or any mortgagee holding a mortgage encumbering the Property requires; and

5.1.13        Comprehensive crime insurance in a minimum amount of $500,000.

5.1.14        Insurance covering such other hazards and in such amounts as may be customarily carried by prudent Managers of hotels having a quality and service level similar to the Property as may be reasonably requested by Lessee.

5.2          If either Manager or Lessee at any time deems the limits and/or retentions of the coverages outlined herein then carried to be either excessive or insufficient, Manager and Lessee shall endeavor in good faith to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits and/or retentions thus agreed on until further change pursuant to the terms hereof. All of the policies of insurance referred to herein shall be written in a form and with deductibles satisfactory to Lessee. In the event of the failure of Manager either to effect such insurance as herein called for or to pay the premiums therefore, or to deliver such certificates thereof to Owner and Lessee at the times required, Lessee or Owner shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums.

5.3          Responsibility to Maintain. During the Term, Manager at the expense of and as agent of Lessee, shall procure and maintain the insurance policies required under Section 5.1. The costs of all insurance for the Property shall be an Operating Expense. On request, Manager shall furnish Lessee with a schedule of insurance obtained with respect to the Property listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the names of the parties insured, the amounts and expiration date or dates of such policies, and the risks covered thereby.

5.4          Policies and Endorsements. All policies of insurance (with the exception of the policy required under clause 5.1.8) shall be written on an “occurrence” basis, if possible. Any deductibles within the insurance policies required above shall not exceed $25,000 (with the exception of the policy required under clause 5.1.8, which shall not exceed $100,000). All insurance provided for hereunder shall be effected by policies issued by insurance companies rated no less than A-VI in Best’s Insurance Guide (or such other rating approved by Lessee, Owner’s and/or Lessee’s mortgagee or any Franchisor, from time to time). Manager shall deliver to Lessee certificates of insurance with respect to all of the policies of insurance so procured, including existing, additional and renewal policies, and in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies prior to the effective date thereof. All policies of insurance provided for under this Article 5 shall have attached thereto (a) an endorsement that such policy shall not be canceled or materially changed without at least 10 days prior written notice in the case of nonpayment (and at least 30 days prior written notice in all other cases) to Lessee and Manager, and (b) an endorsement to the effect that no act or omission of Lessee or Manager shall affect the obligation of the insurer to pay the full amount of any loss sustained. Upon any termination of this Agreement, Lessee or Manager shall procure “tail” coverage for any insurance policy maintained hereunder on a “claims made” basis, the costs of which coverage will be an Operating Expense.

5.5          Named Insureds. All policies of insurance required under clauses 5.1.1 through 5.1.4 shall be carried in the name of Lessee and any Owner and/or Lessee mortgagee, and Manager shall be named as a loss payee as to business interruption insurance. Losses thereunder shall be payable to the parties as their respective interests may appear. Any loss adjustment in excess of $100,000 shall require the consent of Lessee and Manager. All insurance policies required in clauses 5.1.5, 5.1.6 and 5.1.9 through 5.1.13 shall name Lessee and Manager, their Affiliates, and the directors, officers, agents and employees of each such entity as named insureds on a primary basis, irrespective of any other coverage, whether collectable or not. Policies required in clauses 5.1.7, 5.1.8 and 5.1.13 shall be written in the name of the employer.

5.6          Waiver of Liability. Neither Manager nor Lessee shall assert against the other, and each party does hereby waive with respect to each other, or against any other entity or person named as additional insureds on any policies carried under this Article 5, any claims for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, development, construction, completion, operation or maintenance of the Property, to the extent that the same are covered by the insurance required under this Article 5. Each policy of insurance shall contain a specific waiver of subrogation reflecting the provisions of this Section 5.5, and a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any loss sustained.

5.7          Insurance by Manager. Any insurance provided by Manager under this Article 5 may be effected under policies of blanket insurance which cover other properties of Manager and its affiliates, and Manager shall have the right to charge the Property with the Property’s pro rata share of such premiums, which shall be allocated to the Property on the same basis as allocated to other properties participating in such coverage. Such allocation must be reasonable and not result in higher costs or diminished or altered coverage than those that would be incurred if such insurance covered just the Property. Any policies of insurance maintained by Manager pursuant to the provisions of this Article 5 may contain deductible provisions in such amounts as are maintained with respect to other properties participating in such coverage, for which Lessee shall be responsible or which Manager, at Lessee’s expense, may pay.

5.8          Review of Limits. All insurance policy limits established in this Article shall be reviewed by the parties annually, or sooner if reasonably requested by Manager or Lessee, to determine the suitability of such insurance limits in view of exposures reasonably anticipated.

5.9          Limitation on Scope of Services. Lessee acknowledges that neither Manager nor any insurance broker or insurance consultant that Manager may retain makes any representation or warranty, and shall not be deemed to make any representation or warranty, regarding the nature or extent of the insurance coverages that should be considered by Lessee as necessary or advisable for the ownership and operation of the Property. Lessee assumes all risks in connection with the adequacy of any insurance and waives any claim against Manager, for any liability, cost or expense arising out of any uninsured or under-insured claim, in part or in full, of any nature. Lessee acknowledges that it has and shall continue to monitor the coverage and limits of all insurance provided or procured by Manager and unless addressed in a specific meeting in writing to Manager all of such insurance is deemed adequate and complete for the Property and Lessee.

6.	REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS

6.1          Mutual Representations and Warranties. Each of Lessee and Manager represents and warrants to the other that: (a) all recitals and representations made by it or in respect of it in this Agreement are true and correct; (b) it is duly formed or organized, validly existing, and in good standing under the applicable Laws of its jurisdiction of organization; (c) all requisite corporate, partnership, or company action has been taken to permit it to enter into this Agreement and carry out the terms hereof, (d) the officer, partner, manager or member signing this Agreement for it is authorized to do so; and (e) to the best of its knowledge, neither its execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any provision of Laws or any judgment, writ, injunction, order, or decree of any court of competent authority applicable to it; (ii) result in or constitute a breach or default (or an occurrence that, by lapse of time or the giving of notice, or both, would constitute a breach or default) under any indenture, contract, or other commitment or restriction to which it is a party of by which it is party or by which it is bound; (iii) require any consent, vote, or approval that, at any time of the transaction involved, has not been obtained; or (iv) result in the creation or imposition of any lien or encumbrance upon the Property or breach any instrument affecting the Property.

6.2          Lessee’s Representations and Warranties. Lessee represents and warrants to Manager that: (a) the Property is zoned for the uses intended under this Agreement, and all necessary Licenses for such uses and for the food and beverage (including the sale and service of liquor, if applicable) operations of the Property have been obtained and are in full force and effect; (b) to the best of its knowledge and information, no Hazardous Materials are present in or on the Property other than cleaning solvents and similar materials necessary for the maintenance of the Property; (c) to the best of its knowledge and information, the Property is in material compliance with the ADA; (d) no other management contract or similar agreement with any other manager or management company is now in effect that covers the Property; and (e) it holds a valid leasehold interest to the Property and that there are no outstanding agreements, covenants, restrictions, options, encumbrances or the like which may affect the right of Lessee to enter into this Agreement or to retain such title and right during the Term.

6.3          Manager’s Covenants.

6.3.1          During the Term, Manager shall not permit wagering activities to be conducted at or in connection with the Property by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the Property.

6.3.2          During the Term, no more than 35% of the total combined voting power of the Manager’s outstanding stock (or 35% of the total shares of all classes of its outstanding stock) shall be owned by one or more persons owning 35% or more of the outstanding stock of the REIT. For this purpose, if any person has an option to acquire stock, such stock shall be considered as owned by such person. If the REIT or the Manager becomes aware that, due to the application of the constructive stock ownership rules of Section 856(d)(5) of the Code, more than 35% of the total combined voting power of the Manager’s outstanding stock (or 35% of the total shares of all classes of its outstanding stock) is treated as owned by one or more persons owning 35% or more of the outstanding stock of the REIT (a “Constructive Ownership Problem”), the REIT or the Manager will promptly notify the other party. If the REIT concludes that the Constructive Ownership Problem could reasonably prevent the REIT from qualifying as a real estate investment trust under Subchapter M of the Code, the Manager shall have 15 days to fix the Constructive Ownership Problem. If the Manager does not fix the Constructive Ownership Problem within 15 days, then, notwithstanding anything to the contrary in this Agreement, the REIT shall have the right to cause the Lessee to terminate this Agreement without the payment of a termination fee or penalty.

6.3.3          At the time Manager enters into this Agreement, Manager shall be actively engaged in the trade or business of operating Qualified Lodging Facilities for Unrelated Persons. In order to meet this requirement, Manager agrees that (i) at the time Manager enters into this Agreement, it shall derive at least 10% of both its revenue and profit from operating Qualified Lodging Facilities for Unrelated Persons and (ii) at the request of the REIT, it shall use commercially reasonable efforts to comply with any future regulations or other administrative guidance with respect to the amount of hotel management business that is necessary for Manager to qualify as an “eligible independent contractor” under Section 856(d)(9) of the Code.

For purposes of this Section 6.3, the following terms shall have the meanings set forth below:

“Lodging Facility” means a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to the REIT.

“Qualified Lodging Facility” means a Lodging Facility, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility.

“Unrelated Person” means an entity that is not (i) the REIT or the Lessee or (ii) owned more than 50%, by vote or value, by the REIT or the Lessee.

6.4          Indemnification by Manager. Manager shall indemnify, defend, and hold harmless Lessee, its Affiliates and their successors and assigns, and the respective officers, directors, shareholders, managers, members, partners, agents, contractors and employees of Lessee, its Affiliates and any such successors and assigns (“Lessee Indemnitees”), from and against any and all claims, damages, costs, expenses, demands, actions and causes of action, losses, liabilities, or penalties (including reasonable legal fees) charged to the Property or suffered by Lessee Indemnitees, to the extent that such claims, damages, costs, expenses, demands, actions and causes of action, losses, liabilities, or penalties are incurred by Lessee Indemnitees as a result of (i) the fraud, willful misconduct or gross negligence of the Manager, its employees or agents, (ii) the breach by Manager of any term of this Agreement (including any claims of harassment or alleged harassment of any employee by Manager or any employee or agent of Manager), (iii) any act, omission, or condition related to operations on the Property under any of the Licenses and (iv) any action taken by Manager, its employee or agent, which is beyond the scope of Manager’s authority under this Agreement. The provisions of this Section 6.4 shall survive the expiration or termination of this Agreement and shall be binding upon Manager’s successors and assigns.

6.5          Indemnification by Lessee. Lessee shall indemnify, defend, and hold harmless Manager and the Manager, its Affiliates and their successors and assigns, and the respective officers, directors, shareholders, managers, members, partners, agents, contractors and employees of Manager, its Affiliates and any such successors and assigns, from and against any and all claims, damages, costs, expenses, demands, actions and causes of action, losses, liabilities, or penalties (including reasonable legal fees) arising from or related to: (i) (a) the design or construction of the Property before, during or after the Term and (b) the management, operation or maintenance of the Property before or after the Term, in each case, including those matters arising from or related to the ADA or to the presence of Hazardous Materials on the Property; (ii) any act, omission, or condition occurring or existing in connection with or attributable to Manager, its assigns, affiliates, or the General Manager being the named licensee or permittee under any of the Licenses for the Property; and (iii) the acts of any of the Employees or the employment, hiring, promotion, termination, or supervision of any of the Employees by Lessee (including any liability related to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101; Title VII of the Civil Rights Acts of 1964 and 1991; the ADA; the Age Discrimination in Employment Act; Employee Retirement Income Security Act and other Laws related to Employees), except, with respect to subclauses (i) and (ii) above, to the extent such liabilities are incurred by Manager due to the fraud, willful misconduct or gross negligence of Manager, its employees or agents and with respect to subclause (iii) above, to the extent such liabilities are incurred by Manager due to the fraud, willful misconduct or negligence of Manager, its employees or agents. The provisions of this Section 6.5 shall survive the expiration or termination of this Agreement and shall be binding upon Lessee’s successors and assigns.

6.6          Defense Costs. Any legal proceedings that are instituted against Lessee or Manager, or both, related to the operation, management, or maintenance of the Property shall be payable from the Property Accounts and shall be defended at Lessee’s expense, to the extent funds generated by the Property are insufficient.

7.	DAMAGE; CONDEMNATION; TRANSFER; REVOCATION

7.1          Damage or Destruction. If the Property shall be substantially damaged by fire or other casualty and such damage will materially and adversely affect the operation of the Property, Lessee or Manager, by written notice to the other party given within 60 days after the occurrence of such event, shall have the right to terminate this Agreement. For the purposes hereof, the Property shall be deemed to have been substantially damaged and such damage will materially and adversely affect the operation of the Property if the estimated length of time required to restore the Property substantially to its condition and character just prior to the occurrence of such casualty shall be in excess of 180 days.

7.2          Condemnation. If all of the Property, or such portion thereof as in the reasonable opinion of Manager or Lessee makes it unfeasible to restore and continue to operate the Property for the purposes contemplated under this Agreement, is appropriated or taken through the exercise of the power of eminent domain (or by agreement in lieu thereof) or similar police power or regulation that has that effect, then Lessee or Manager, by written notice to the other party given within 60 days after the occurrence of such event, shall have the right to terminate this Agreement.

7.3          Revocation of License or Franchise. If any revocation or termination of any of the Licenses or the Franchise occurs, which in the reasonable opinion of Manager or Lessee makes it unfeasible to continue to operate the Property for the purposes contemplated under this Agreement, then Lessee or Manager, by written notice to the other party given within 60 days after the occurrence of such event, shall have the right to terminate this Agreement.

7.4          Restoration; Interim Management Fees. If this Agreement does not terminate under Section 7.1 or 7.2 in the event of casualty or condemnation of the Property, then Lessee shall proceed with all due diligence to commence and complete the restoration of the Property to its full operation. In such event, Lessee shall pay Manager, each month during such period that the Property is not fully operable, an amount equal to the average monthly Management Fees paid to Manager for the twelve months immediately preceding the casualty or condemnation. If Lessee shall fail to proceed with all due diligence to commence and complete the restoration of the Property to its full operation, Manager shall retain and have the right to terminate this Agreement upon 30 days’ written notice to Lessee.

8.	TERM AND TERMINATION

8.1          Term. The Term of this Agreement shall commence on ____________, 2005 and shall continue until the fifth anniversary of such date, unless earlier terminated in accordance with the provisions of this Agreement. This Agreement shall be in effect from the date hereof.

8.2          Renewal. This Agreement shall be automatically renewed, at the sole option of Manager, at the end of the current Term for two successive terms of five years, each, provided, that the members of Mystic have been paid the Twelve Percent Return during at least three of the five years of the initial Term of this Agreement.

8.3          Events of Termination. This Agreement may be terminated at any time by mutual written agreement of Lessee and Manager, or by written notice under the following conditions:

8.3.1        Transfer of the Property. If Owner desires to transfer all or substantially all of the Property pursuant to a bona fide written offer, Lessee shall have the right to terminate this Agreement with respect to the Property, effective upon such transfer, upon (a) written notice to Manager no less than 20 days prior to the closing of the transfer of the Property and (b) payment to Manager (in addition to all Management Fees otherwise due and payable hereunder) of a liquidated amount equal to (i) the Management Fees payable to Manager for the immediately preceding 12 months, if the purchase price for the Property is less than 110% of the Initial Allocated Price or (ii) the Management Fees payable to Manager for the immediately preceding 24 months, if the purchase price for the Property is greater than or equal to 110% of the Initial Allocated Price. As used in this Article 8, “transfer” includes the closing of a transaction to sell the Property.

8.3.2        Performance and Certain Transfers. This Agreement is terminable by Lessee upon 20 days’ prior written notice if: (a) (i) the Net Operating Income for the Property for two consecutive 12 month periods from and after the Effective Date is less than the trailing 12 month Net Operating Income as of the Effective Date and (ii) the STR RevPar for the Property for two consecutive 12 month periods from and after the Effective Date is less than the STR RevPar for the Property set forth on Schedule 1 attached hereto and made a part hereof or (b) [Mystic Hospitality, LLC] transfers its membership interest in Lessee to anyone other than an Affiliate.

8.3.3        Default by Manager. If Lessee reasonably determines that Manager has defaulted under any provision of this Agreement, then Lessee shall give Manager written notice specifying such default. Manager shall have 30 days after the effective date of the notice to cure such default; provided, however, if, for reasons beyond its reasonable control, Manager requires more than 30 days to cure such default and commences and proceeds diligently to cure such default within the 30-day period, then Manager shall be given such additional time as may be reasonably necessary to cure such default. If Manager fails or refuses to cure, or to commence and proceed diligently to cure, such default within such time periods, Lessee may terminate this Agreement.

8.3.4        Default by Lessee. If (i) Manager does not receive the Management Fees as required under this Agreement or any other payment due to Manager from Lessee within 15 days after Manager has made written demand therefor, (ii) Lessee fails to provide funds requested by Manager to meet anticipated Operating Expense requirements as provided in Section 2.2, or (iii) Lessee defaults under any other agreement related to the Property or entered into in connection with the transactions contemplated under this Agreement, and any applicable notice and opportunity to cure have been given under such other agreement, then Manager may terminate this Agreement. If Manager reasonably determines that Lessee has defaulted under any other provision of this Agreement, then Manager shall give Lessee written notice specifying such default and Lessee shall have 30 days after the effective date of the notice to cure such default; provided, however, if, for reasons beyond its reasonable control, Lessee requires more than 30 days to cure such default and commences and proceeds diligently to cure such default within the 30-day period, then Lessee shall be given such additional time as may be reasonably necessary to cure such default. If Lessee fails or refuses to cure, or to commence and proceed diligently to cure, such default within such time periods, Manager may terminate this Agreement.

8.3.5        Insolvency. Either Manager or Lessee may terminate this Agreement by written notice to the other party if the other party: (i) applies for or consents to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets; (ii) makes a general assignment for the benefit of its creditors; (iii) files for a voluntary reorganization, composition, arrangement with creditors, liquidation, or similar relief under any present or future statute; (iv) takes any action in contemplation of dissolution; (v) is the subject of an involuntary petition under any such law, which petition is not dismissed within 60 days after filing; or (vi) if, in the absence of any of the above events or prior to the occurrence of any of the above events, the conduct of the other party combined with outstanding balances due and the apparent inability to pay ordinary-course-of-business expenses as they become due create a reasonable belief in the other party that the provisions of this Agreement cannot be performed.

8.3.6        Force Majeure. If any Force Majeure has, in either Manager’s or Lessee’s reasonable opinion, a significant adverse effect upon the operation of the Property, then Manager or Lessee may terminate this Agreement by written notice to the other party, which termination shall be effective 30 days after the date of such notice.

8.4          Remedies of Manager. In the event of any termination of this Agreement under Section 8.3.4 or 8.3.5 (where Lessee is the “other party”) Manager shall be entitled to recover the actual damages suffered by Manager. In no event shall Lessee be liable to Manager, or anyone claiming by, under or through Manager, for any special, exemplary, punitive or consequential damages, whatsoever the nature of the event of default hereunder, such damages and claims therefor being expressly waived by Manager.

8.5          Remedies of Lessee. In the event of any termination of this Agreement under Section 8.3.3 or 8.3.5 (where Manager is the “other party”), Lessee shall be entitled to recover the actual damages suffered by Lessee, up to the maximum amount of Management Fees collected and retained by Manager hereunder during the immediately preceding twelve month period, which shall be the sole and exclusive remedy of Lessee on account of such termination. In no event shall Manager be liable to Lessee, or anyone claiming by, under or through Lessee, for any special, exemplary, punitive or consequential damages, whatsoever the nature of the event of default hereunder, such damages and claims therefor being expressly waived by Lessee.

8.6          Amounts Due.

8.6.1       Upon termination of this Agreement, reasonable provisions may be made by Manager to reserve in the Property Accounts or otherwise to withhold from Lessee a reasonable sum to make final settlement of certain adjustments such as credit card disputes, insurance premiums, compensation adjustments, insurance and employee-benefits audits, termination fees, liquor audit and other tax-related adjustments, Employee-related adjustments, and other reasonably foreseeable liabilities as may be reasonably necessary, provided, however, that Manager shall not have the right to make such provisions for any reserves if the making of such reserves would constitute a major decision under Lessee’s or Mystic’s limited liability company agreement.

8.6.2        Upon termination of this Agreement, all sums remaining in the Property Accounts after the payments provided for in Sections 3.5 and 3.6 shall be immediately paid to Lessee, except for: (i) a sum equal to Manager’s reasonable estimate of Operating Expenses for the last month’s operations to include payroll, taxes, utilities, maintenance, and service contracts; and (ii) the amount withheld under subsection 8.6.1 above. Manager shall, within 60 days following termination, remit to Lessee any funds remaining after payment of the expenses noted in this Section 8.6.2. In the event that the reserves required under subsection 8.6.1 above are inadequate for their intended purposes, Lessee shall pay such additional amounts to Manager as reasonably determined by Manager to be necessary to maintain a reserve fund for any such foreseeable liabilities and Lessee shall remit to Manager promptly upon demand any amounts paid by Manager as a result of such inadequate reserves.

8.6.3        Post-termination Actions. Lessee shall indemnify, defend, and hold harmless Manager, its Affiliates and their successors and assigns and the respective officers, directors, shareholders, managers, members, partners, agents, contractors and employees of Manager, its Affiliates and any such successors and assigns, from and against any and all claims, damages, losses, liabilities, or penalties (including reasonable legal fees) that Manager or such entities may incur on account of Lessee’s failure after termination to timely pay obligations incurred by Manager on Lessee’s behalf prior to termination and/or perform agreements entered into by Manager on behalf of Lessee prior to termination to the extent such obligations were incurred and/or agreements entered into by Manager in accordance with the Annual Business Plan or as permitted by this Agreement. Upon termination of this Agreement, Manager shall furnish Lessee with a detailed accounting of all of Lessee’s funds for which Manager is responsible and of any payment to be made by Lessee to Manager under any of the terms of this Agreement.

8.7          Suspension of Obligations. Manager’s obligations shall be suspended for all periods during which operations are not reasonably possible due to the events addressed in Article 7 or due to any default of Lessee and Manager’s obligations shall be modified to the extent of changes in the Property due to any such events or defaults by Lessee.

8.8          Rebates and Discounts. Because of its purchasing power derived through its operations, its management of the Property and its management or franchising of other hotels, Manager and/or its Affiliates may from time to time negotiate rebates and discounts from the vendors of certain products and services. Manager agrees that the portion of such rebates and discounts allocable to the Property will be promptly passed on to the Lessee.

8.9          Post-termination. For a period of thirty (30) days after any termination or expiration of this Agreement, Manager shall reasonably cooperate with Lessee in the transition and orderly transfer of management of the Property to Lessee or Lessee’s designated agent. Manager shall assign operating licenses used in the operation of the Property, issued in the name of Manager, to Lessee. In the event licenses are not assignable, Manager shall reasonably cooperate with Lessee to cause such licenses to be reissued in the name of Lessee, Owner or a new property manager. Manager shall peacefully vacate and surrender the Property to Lessee.

9.	MISCELLANEOUS

9.1          Notices. All notices, demands, and requests that are required to be given by either party shall be in writing and shall be personally delivered or sent by certified mail or recognized overnight courier, postage or fees prepaid, addressed as set forth below or to such other place as either party may from time to time designate in a written notice to the other party. Notices, demands, and requests shall be deemed served or given for all purposes under this Agreement at the time such notice, demand, or request is delivered:

To Lessee:
[Lessee Entity]

Attn:

with a copy to:

Attn:

To Manager:
Waterford Hotel Group, Inc.
914 Hartford Turnpike
Waterford, CT 06385
Attn: Len Wolman, Chairman

with a copy to:
Waterford Hotel Group, Inc.
914 Hartford Turnpike
Waterford, CT 06385
Attn: Robert W. Winchester, President

Each party hereto has designated the individual named above under such party’s address for notices to serve as its representative in dealing with the other party hereto. Each party herewith specifically authorizes the other to rely on the written representations and agreements of its representative, and agrees to be legally bound thereby. Each party reserves the right, from time to time, upon written notice given pursuant hereto, to designate another person as its representative. All communications between Lessee and Manager must be directly to these representatives as noted. No communication relative to Manager’s obligations under this contract will be directed to the Executive Staff or any Employees.

9.2          Agency, No Third-Party Beneficiaries. Manager shall act solely on behalf of Lessee as agent and not on its own behalf. The agency established by this Agreement is coupled with an interest and may not be terminated or revoked by Lessee, except as provided in Section 8.3. Nothing contained in this Agreement shall be construed as creating, between the parties hereto or with any third party, a partnership, joint venture or any relationship other than agency. All debts, obligations, and other liabilities incurred for the Property through the actions of Manager in the performance of its duties shall be incurred on behalf of Lessee and Manager shall not be liable for the payment thereof. No obligation of either party shall be enforceable by any person other than the parties hereto and no third party is intended to be or shall be deemed to be a third-party beneficiary of this Agreement.

9.3          Trade Names, Etc. Trade names, trademarks, service marks, and trade dress of either party may be used by the other party only in connection with the management and operation of the Property, and neither party shall thereby acquire any right to such other party’s names, marks, or dress. Upon termination of this Agreement, each party shall as soon as practicable discontinue using any such names, marks, and dress of the other in any materials published or displayed by such party, and shall not intentionally engage in any business or advertising practice that could lead the public to believe that any continuing relationship, affiliation, or identity exists with such other party as to the Property.

9.4          Property in Promotional Materials. Lessee hereby authorizes Manager to use the name of the Property and its features in promotional materials that list other properties under Manager’s management and to note Manager’s management of the Property on displays or signs in appropriate places in the Property and in promotional materials related to or listing the Property.

9.5          Mortgage Financing of Property. This Agreement (including payment of any Management Fees due hereunder) shall be subordinate to any mortgage encumbering the Property, and Manager agrees to enter into a lender-manager agreement with respect to the Property, which agreement shall contain reasonable lender-manager provisions, including Manager’s acknowledgement that its real estate interest in and to the Property, if any, created by this Agreement is subordinate to any mortgage encumbering such Property and that any purchaser of the Property at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) shall have the right to terminate this Agreement with respect to the Property; provided, however, in no event will Manager agree to subordinate or waive its right to receive reimbursements or indemnification payments under this Agreement arising prior to termination. Notwithstanding the foregoing, if this Agreement is terminated by the lender or such purchaser with respect to the Property, Manager shall not look to the lender or such purchaser for payment of such reimbursements or indemnification payments, and if this Agreement is not terminated by the lender or such purchaser with respect to the Property, then such reimbursements or indemnification payments as well as any Management Fees due hereunder shall be payable to Manager by the lender or such purchaser.

9.6          Employment of Manager Employees. Lessee agrees that, if any of the corporate staff of Manager leave the employment of Manager for any reason, including termination by Manager, neither Lessee nor Owner shall employ such Manager employee in any capacity for at least one year following such termination of employment with Manager.

9.7          Approvals and Consents. Whenever the approval or consent of either party is required under this Agreement, such approval or consent shall not be unreasonably delayed or withheld.

9.8          Overdue Amounts. All amounts due to any party hereto, whether before or after termination of this Agreement, shall be paid on or before the dates required in this Agreement. Amounts not paid when due shall bear interest at the rate of eight percent (8%) per annum from the date due until such amounts are paid in full.

9.9          Attorney’s Fees. If any legal proceedings are required to enforce this Agreement or to resolve any dispute related to this Agreement, the prevailing party shall be entitled to recover all costs, expenses, and attorney’s fees related thereto.

9.10        Survival. The representations and warranties, contained in this Agreement shall survive execution hereof, and the indemnities contained in this Agreement shall survive termination hereof, shall remain binding upon, and shall inure to the benefit of, the parties’ respective permitted successors and assigns.

9.11        Severability. If any provision or clause contained in this Agreement or the application of any provision or clause to any person or circumstance is limited by the court or held invalid or unenforceable, the remainder hereof and the application of such provision or clause to other persons or circumstances shall remain fully valid and enforceable.

9.12        Entire Agreement. This Agreement constitutes the entire agreement between the parties relative to the Property and supersedes all prior agreements, whether in writing or oral. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9.13        Waiver of Provisions. None of the conditions or provisions of this Agreement shall be held to have been waived by any act, omission, knowledge, course of conduct, or knowledge of Manager or Lessee, or its respective agents or employees, unless such waiver is expressly contained in a written instrument signed by a duly authorized officer or officers of the waiving party.

9.14        Modification. This Agreement may be amended or otherwise modified only by an instrument signed by both Lessee and Manager.

9.15        Successors and Assigns. Neither Lessee nor Manager may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other, except to an Affiliate, subsidiary, or any successor or assign that may result from merger, consolidation, or reorganization of such party. As a condition to such consent, any such assignee shall, in writing, assume and agree to be bound by all of the terms and provisions of this Agreement applicable to the assigned rights and/or obligations and shall cure any existing defaults of the assignor hereunder; provided, however, that Lessee shall not be released from its obligations under this Agreement unless Manager otherwise so agrees in writing. The assigning party shall deliver to the other party a copy of any instrument of assignment. Any transfer of a Controlling interest in either party shall be deemed an assignment of this Agreement.

9.16        Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first above written.

[LESSEE ENTITY]
(“Lessee”)

By:
Name:
Title:

WATERFORD HOTEL GROUP, INC.
(“Manager”)

By:
Name: Robert W. Winchester
Title: President